Exhibit (a)(22)
                                                                  [PHILIPS LOGO]


FOR IMMEDIATE RELEASE
---------------------

               ROYAL PHILIPS ELECTRONICS CLEARS REGULATORY HURDLES
                RELATING TO ITS TENDER OFFER FOR VLSI TECHNOLOGY
               ---------------------------------------------------

         SUNNYVALE, CA, MAY 27, 1999 - Royal Philips Electronics (NYSE:PHG) today announced that the antitrust authorities in Germany have notified Philips that Philips may proceed with its $21.00 per share cash tender offer for all of the outstanding shares of VLSI Technology, Inc (NASDAQ:VLSI). In addition, Philips, VLSI and relevant authorities of the United States government have reached agreement on arrangements to address national security concerns relating to Philips' ownership of VLSI.

         Subject to the other conditions of Philips' Offer being satisfied, Philips expects to close its offer on the currently scheduled expiration date of 12:00 midnight, New York City time, on Tuesday, June 1, 1999.


                                     # # #

         Royal Philips Electronics of the Netherlands is one of the world's biggest electronics companies and Europe's largest, with sales of US$33.9 billion in 1998. It is a global leader in color television sets, lighting, electric shavers, color picture tubes for televisions and monitors, and one-chip TV products. Its 233,700 employees in more than 60 countries are active in the areas of lighting, consumer electronics, domestic appliances, components, semiconductors, medical systems, business electronics, and IT services (Origin). Philips is quoted on the NYSE, London, Frankfurt, Amsterdam and other stock exchanges. News from Philips is located at www.news.philips.com.

CONTACTS:
ROYAL PHILIPS ELECTRONICS                   VLSI TECHNOLOGY
Jeremy Cohen                                Lisa Ewbank, IR Director (Investors)
31-20-597-7213                              408-474-5519


George Sard/David Reno                      Todd Fogarty (Media)
Sard Verbinnen & Co.                        Kekst and Company
212-687-8080                                212-521-4854

PHILIPS SEMICONDUCTORS
Jodi Guilbault, 408-991-2332
Jodi.Guilbault@sv.sc.philips.com
www.semiconductors.philips.com